EXHIBIT 4(mm)

    Sixth Amendment to the Amended and Restated Credit Agreement among CRIIMI MAE Inc. and Signet Bank/Virginia and the First Amendment to the Amended and
                   Restated Collateral Pledge Agreement


March 31, 1995



Signet Bank/Virginia
8330 Boone Boulevard
Vienna, Virginia  22182-2632

     Re:  Sixth Amendment to Credit Agreement and
          First Amendment to Pledge Agreement

Ladies and Gentlemen:

Reference is made to the (i) Amended and Restated Credit Agreement dated as of December 22, 1992, as amended by the First Amendment thereto dated April 29, 1993, the Second Amendment thereto dated June 30, 1993, the Third Amendment thereto dated September 14, 1993, the Fourth Amendment thereto dated April 28, 1994 and the Fifth Amendment thereto dated December 9, 1994 (the "Credit Agreement") among CRIIMI MAE Inc. (the "Borrower"), Signet Bank/Virginia, as the Bank party thereto (the "Bank") and Signet Bank/Virginia, as Agent (the "Agent") and (ii) Amended and Restated Collateral Pledge Agreement dated as of December 31, 1991 and amended and restated as of December 29, 1992 (the "Pledge Agreement"). Except as otherwise provided, capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement and the Pledge Agreement.

The Borrower has requested that (i) the Credit Agreement be amended as follows:
(a) that the definition of "Euro-Dollar Margin", which is contained in Section 2.05(a) of the Credit Agreement, be changed to three-fourths of one percent; (b) that the definition of "A Loan Maturity Date", which is contained in Section
1.01 of the Credit Agreement, be changed to April 1, 1997; (c) that the definition of "Euro-Dollar Interest Period", which is contained in Section 1.01 of the Credit Agreement, be revised to allow alternative Euro-Dollar Interest Periods; (d) that the definition of "Termination Date", which is contained in
Section 1.01 of the Credit Agreement, be changed to April 1, 1997; (e) that the required quarterly principal payments as reflected in Section 2.03(a) of the Credit Agreement be adjusted; (f) that Section 5.01(f) of the Credit Agreement be amended to eliminate the necessity for an accountant's statement pursuant thereto in certain cases; (g) that Section 5.05(f) of the Credit agreement be amended to increase the maximum amount of debt allowable and to allow for Debt for the financing of mortgage investments; and that the Credit Agreement be amended in certain other respects as set forth herein; (ii) the Pledge Agreement be amended to reflect certain adjustments in the collateral requirements contained in Sections 3.09, 3.10 and 3.11 of the Pledge Agreement; and (iii) the A Loan Note be amended and restated to reflect the new A Loan Maturity Date.
The Bank and the Agent are willing to agree to such requests, subject to the terms and conditions contained herein.

Accordingly, upon the acceptance of this Sixth Amendment to the Credit Agreement and First Amendment to the Pledge Agreement by the Bank and the Agent in the space provided for that purpose below, the parties hereto agree as follows:

I.   Amendments to the Credit Agreement.

     A. The definition of "Euro-Dollar Margin", which is contained in Section 2.05(a) of the Credit Agreement, is hereby amended to read as follows:

II.  "Euro-Dollar Margin" means three-fourths of one percent (.75%).

     A.   The definition of "A Loan Maturity Date," which is contained in
          Section 1.01 of the Credit Agreement, is hereby amended to read as follows:
III. "A Loan Maturity Date" means April 1, 1997.

     A.   The definition of "Termination Date," which is contained in Section
          1.01 of the Credit Agreement, is hereby amended to read as follows:

IV.  "Termination Date" means April 1, 1997.

     A. The first clause of the definition of "Euro-Dollar Interest Period", which is contained in Section 1.01 of the Credit Agreement, is hereby amended to read as follows:

V. "Euro-Dollar Interest Period" means: with respect to each Euro-Dollar Loan, the period commencing on the date that such Loan is made or continued and ending one, two or three months thereafter, as the Company may select as provided in Section 2.04(a) hereof, with any subsequent Euro-Dollar Interest Period commencing on the last day of the immediately preceding Euro-Dollar Interest Period and ending one, two or three months thereafter as selected by the Company in Section 2.04 hereof; provided that

     A. Section 2.03(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 2.03   Notes.

(a) The A Loans of each Bank are evidenced by the A Loan Notes. The B Loans of each Bank shall be evidenced by a single B Loan Note payable to the order of such Bank for the account of the Applicable Lending Office in an amount equal to the aggregate outstanding principal amount of such Bank's B Loans. The aggregate outstanding principal amount of the A Loans shall be payable in eight (8) consecutive quarterly installments as follows: one million six hundred fourteen thousand six hundred ten and no/l00 ($1,614,610.00) Dollars, payable to the Bank, to be applied to the Bank's A Loan Commitment, subject to the provisions of Section 2.08 hereof, on the first Domestic Business Day of each July, October, January and April, beginning on the first Domestic Business Day of July, 1995, until the A Loans are fully paid. The aggregate outstanding principal amount of the B Loans shall be fully paid on the last day of the Euro-Dollar Interest Period ending in March, 1995. Notwithstanding any other provision of this Section 2.03(a), (i) for so long as the Loans are outstanding as Daily Federal Funds Loans, Term Funds Loans or Prime Rate Loans pursuant to Article VIII, such principal payments shall be payable on the first Domestic Business Day of each January, April, July and October occurring after the date of the conversion to Daily Federal Funds Loans, Term Federal Funds Loans or Prime Rate Loans and (ii) the final payment of both principal and interest, if not sooner paid, shall be due (x) with respect to the A Loans, on the A Loan Maturity Date and (y) with respect to the B Loans, on the B Loan Maturity Date.

     Section 2.04(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

     (a) Provided that no Event of Default has occurred and is continuing, and except as provided in Article VIII, the Loans shall be continued as Euro-Dollar Loans from any current Interest Period into each subsequent Interest Period, provided that prior to the termination of each Euro-Dollar Interest Period with respect to each Euro-Dollar Loan, Borrower shall give written notice (a "Rollover Notice") to the Banks of the Euro-Dollar Interest Period which shall be applicable to such portion of the Loan which remains outstanding upon the expiration of such Euro-Dollar Interest Period. Such Rollover Notice shall be given to the Banks at least three Euro-Dollar Business Days prior to the termination of such Euro-Dollar Interest Period. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Banks. If the required Rollover Notice shall not have been timely received by the Banks in accordance with this Section 2.04(a) prior to the expiration of the then relevant Euro-Dollar Interest Period in effect when such notice was required to be given, Borrower shall be deemed to have selected a Euro-Dollar Interest Period of three months to be applicable to such portion of the Loan upon expiration of such Euro-Dollar Interest Period and to have given the Banks notice of such selection.

     Section 2.10 of the Credit Agreement is hereby amended in its entirety to read as follows:

     SECTION 2.10 Funding Losses. If (i) the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.08, Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, (ii) the Borrower fails to borrow the B Loans in accordance with a Notice of Borrowing delivered to the Agent pursuant to Section 2.02, (iii) the Banks, upon the request of the Borrower, agree not to continue or convert the Loans in accordance with a Notice of Conversion/Continuation delivered to the Banks pursuant to
     Section 2.04(b), or (iv) the Borrower fails to prepay the Loans in accordance with any notice of prepayment delivered to the Banks pursuant to
     Section 2.08(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by a Participant in the Loan so paid or not borrowed or continued), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties for the period after any such payment or failure to borrow or continue, provided that such Banks shall have delivered to the borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. The Banks will act in good faith and in a commercially reasonable manner to mitigate any such loss or expense. Notwithstanding any provision to the contrary contained herein, the Borrower shall not be required to reimburse the Banks for any resulting loss or expense incurred pursuant to this Section 2.10 for (i) regularly scheduled principal payments made pursuant to Section 2.03 hereof that are made on the first Domestic Business Day of each July, October, January and April and (ii) optional prepayments made pursuant to Section 2.08 hereof that are made on the first Domestic Business Day of each July, October, January and April.

     Section 5.01(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

     Simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed during the period covered by such financial statements or existed on the date of such statements; provided, however, that if such independent public accountants shall deliver an unqualified opinion with each set of financial statements referred to in clause (a) above, the statement referred to in this clause (f) shall not be required.

     Section 5.05(a)(iii) of the Credit Agreement is hereby amended to read as follows:
     (iii) (A) Debt of the Borrower under the CIBC Credit Agreement, (B) Debt of the Borrower under (x) the Nomura Credit Facilities, as defined in the Third Amendment to the Credit Agreement dated September 14, 1993 and (y) the Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates and the Committed Master Repurchase Agreement, each as amended from time to time, each dated as of November 30, 1993 and each attached as Exhibit A to the Fourth Amendment to the Credit Agreement dated April 28, 1994 (jointly, the "Additional Nomura Credit Facility") and
     (C) other Debt of the Borrower on terms and conditions similar to those applicable to the Debt described in clauses (A) and (B) of this subsection; provided, that the aggregate amount of all such Debt permitted under this subsection (a)(iii) shall at no time exceed $700,000,000;

     Section 5.05(a) of the Credit Agreement is hereby amended, by adding the following subparagraph (ix) at the end thereof:

     (ix) Debt of the Borrower for the financing of mortgage investments (other than Collateral) up to a maximum aggregate amount of Debt for such purpose of $100,000,000.

     Section 5.08 of the Credit Agreement is hereby amended to read as follows:

     Section 5.08 Interest Rate Protection Agreements. The Borrower shall enter into and cause to remain in effect one or more Interest Rate Protection Agreements satisfying each of the following conditions:

     (a) the Interest Rate Protection Agreements shall be in form and substance and in a notional principal amount satisfactory to the Borrower and the Required Banks;

     (b) the Borrower shall have in place Interest Rate Protection Agreements, or other interest rate hedging instruments acceptable to the Bank such that the notional aggregate principal amount is at least equal to seventy-five (75%) percent of the aggregate Floating Rate Debt of the Borrower, whereby "Floating Rate Debt" is defined as any debt which has interest payments calculated on other than a fixed interest rate basis;

     (c) the Interest Rate Protection Agreements shall provide that the Borrower's payment amount, if any, be calculated on the basis of a fixed rate of interest on the notional principal amount thereof;

     (d) the counterparty to the Interest Rate Protection Agreements shall be a Bank or a financial institution whose long-term debt is rated "A-" or better by Standard & Poor's or "A3" or better by Moody's; and

     (e) if the counterparty to an Interest Rate Protection Agreement is a Bank, the Borrower's obligations under any such Interest Rate Protection Agreement shall be secured by the pledge of Eligible collateral in amounts and on terms and conditions reasonably satisfactory to such Bank.

I.   Amendments to the Pledge Agreement.

     A. Section 3.09(a) of the Pledge Agreement is hereby amended in its entirety to read as follows:

          (a) The Aggregate Fair Market Value of the Initial Collateral with respect to the A Loans will be at least equal to 175 percent of the aggregate principal amount of the A Loans made by the Banks on the related Funding Date. The Aggregate Fair Market Value of the Initial Collateral with respect to the B Loans will be at least equal to the excess of (i) 175 percent of the sum of (A) the aggregate amount of the B Loan Commitments of the Banks and (B) the aggregate principal amount of the A Loans outstanding on the Funding Date for the B Loans over (ii) the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement on such Funding Date (before giving effect to the addition of such Initial Collateral). After the first Funding Date, in the event that the Aggregate Fair Market Value shown on any Certificate of Collateral Value delivered to the Banks pursuant to Section 3.08(b) or, subject to the procedures for review and reconciliation set forth in Section 3.08, on any Letter Reviewing the Collateral Calculation delivered to the Banks and the Collateral Agent pursuant to Section 3.08(c) as of the Valuation Date of such Certificate or Letter is less than 150 percent of the aggregate principal amount of the Loans outstanding on the date thereof, the Borrower, (i) within ten Domestic Business Days after delivery to the Banks and the Collateral Agent of such Certificate of Collateral Value or Letter Reviewing Collateral Calculation, as the case may be, shall, unless otherwise cured as a result of an increase in the Aggregate Fair Market Value of the Collateral, prepay Loans or deliver to the Collateral Agent sufficient Eligible Collateral, so that the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement shall be at least equal to 160 percent of the aggregate principal amount of the Loans outstanding on such day and (ii) within ten Domestic Business Days after delivery to the Banks and the Collateral Agent of the Certificate of Collateral Value as described in (i) above or letter reviewing Collateral Calculation, as the case may be, shall, unless otherwise cured as a result of an increase in the Aggregate Fair Market Value of the Collateral, prepay Loans or deliver to the Collateral Agent sufficient Eligible Collateral, so that the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement shall be at least equal to 175 percent of the aggregate principal amount of the Loans outstanding on such day. If additional Eligible Collateral is delivered by the Borrower in satisfaction of the provisions of this Section 3.09, such Eligible Collateral shall be delivered to the Collateral Agent, in the manner provided under Sections 2.01 and 2.02 for Collateral of such type, together with (a) a supplementary Certificate of Collateral Value dated the date of the delivery of the Eligible Collateral (which date shall be the Valuation Date for such Certificate) describing the additional Eligible Collateral and showing that the Aggregate Fair Market Value of the Eligible Collateral as of the date of such Certificate, and giving effect to the prepayment of Loans and delivery of the additional Eligible Collateral hereunder, equals or exceeds the amounts required hereunder, (b) an Assurance Letter of the Borrower in the form set forth in Exhibit C with respect to such additional Eligible Collateral, (c) a receipt of the Collateral Agent in the form of Exhibit D with respect to such additional Eligible Collateral delivered as required by Section 2.03, and (d) if requested by the Banks, an Opinion of Counsel, in form and substance satisfactory to the Banks, relating to the perfection and, with respect to any Collateral issued in registered form and evidenced by a certificate, including Liquidating REIT Stock, priority of the Lien hereof with respect to such additional Eligible Collateral.

     B. Section 3.10(a) of the Pledge Agreement is hereby amended in its entirety to read as follows:

          a. In the event that the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement is equal to or greater than 185 percent of the aggregate principal amount of the Loans outstanding, the Borrower may furnish to the Banks and the Collateral Agent an Officer's Certificate requesting the release of cash or Permitted Investments constituting all or a portion of the Eligible Collateral or the reassignment to the Borrower of any other Collateral, which Officer's Certificate shall state the date (the "Removal Date") of the proposed release and/or reassignment (which shall not be earlier than five Domestic Business Days after delivery of such Officer's Certificate and shall be the first Domestic Business Day of January, April, July or October) and shall set forth facts showing that the release and/or reassignment is authorized by this Section 3.10. On the Removal Date, the Borrower shall deliver, or cause to be delivered, to the Banks and the Collateral Agent a Certificate of Collateral Value (separately describing and valuing the cash and Permitted Investments to be released and the other Collateral to be reassigned and dated, and containing valuations as of, the Removal Date) which shows that the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement is equal to or greater than 185 percent of the aggregate principal amount of Loans outstanding and, if the Collateral to be removed were not included in the Collateral, the Aggregate Fair Market Value of Eligible Collateral as of the Removal Date then remaining subject to the Lien of this Agreement would nevertheless be equal to or greater than 175 percent. Promptly after receipt of such Certificate of Collateral Value, the Agent shall, or shall direct the Collateral Agent to, promptly release and/or reassign and deliver, without recourse, representation or warranty of any kind, the cash, Permitted Investments or other Collateral specified in such Officer's Certificate to the Borrower (or as the Borrower directs) and the Banks and the Collateral Agent shall promptly execute and deliver to the Borrower such instruments of transfer, assignment, release, discharge, termination and satisfaction and evidence of such release and delivery, without recourse, representation or warranty of any kind, in such forms as the Borrower may reasonably request to remove from the Lien of this Agreement such Collateral, to vest in the Borrower such Collateral and to evidence properly such action. It is understood that the Borrower may exercise its rights under and subject to the conditions of this Section 3.10 to recover sole possession of Collateral, including, without limitation, that resulting from changes in the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement.

     C. Section 3.11(a) of the Pledge Agreement is hereby amended in its entirety to read as follows:

          (a) In the event that the Aggregate Fair Market Value of Eligible Collateral subject to the Lien of this Agreement is equal to or greater than 175 percent of the aggregate principal amount of the Loans outstanding and subject to Sections 3.11(b) and (c), the Borrower may, at its option exercisable from time to time, substitute additional Eligible Collateral for Collateral (other than Liquidating REIT Stock) subject to the Lien of this Agreement. Such additional Eligible Collateral shall be delivered to the Collateral Agent in the manner provided under Sections 2.01 and 2.02 for Collateral of such type. The term "Substitution Notice Date" shall mean, with respect to such substitution, a date which is the third Domestic Business Day prior to the Domestic Business Day specified in a written notice of substitution by the Borrower ("Substitution Notice") as the date on which withdrawal of Eligible Collateral in connection with such substitution is to occur pursuant to the terms hereof. The term "Substitution Date" shall mean the date on which such substitution is to occur.

     3. Amended and Restated A Loan Note. The form of Amended and Restated A Loan Note is attached hereto as Exhibit A.

     4. Representations and Warranties. The Borrower represents and warrants that, (i) all representations and warranties made in or in connection with the Credit Agreement, this Sixth Amendment thereto and each other Loan Document are true, correct and complete on and as of the date hereof and (ii) no event which would constitute a Default under the Credit Agreement, as amended hereby, or any other Loan Document has occurred and is continuing.

     5. Conditions of Amendment. The agreement of the Banks and the Agent set forth in Paragraph 1 of this Sixth Amendment to the Credit Agreement is subject to the satisfaction of the following conditions precedent:

          (a) The Bank and the Agent shall have received the following, all of which must be satisfactory in form and substance to the Bank and the Agent, in their discretion:

               (1) this Sixth Amendment to the Credit Agreement and First Amendment to the Pledge Agreement, duly executed by the Borrower, the Bank and the Agent; and

               (2) any additional agreements, opinions, certifications, instruments and other documents relating to this Sixth Amendment to the Credit Agreement and First Amendment to the Pledge Agreement, the Credit Agreement or the Pledge Agreement that the Bank or the Agent may reasonably deem necessary or desirable.

          (b) All representations and warranties made in or in connection with the Credit Agreement, this Sixth Amendment to the Credit Agreement and First Amendment to the Pledge Agreement and each other Loan Document, shall be true, correct and complete on and as of the date hereof.

          (c)  No Default shall have occurred and be continuing.

     6. No Claims or Defenses. The Borrower acknowledges and agrees that its obligations under the Loan Documents are its valid obligations and, as of the date hereof, there are no claims, setoffs or defenses to the payment or performance by the Borrower of such obligations, and that the Bank and the Agent may enforce the payment and performance of such obligations as set forth in the Loan Documents.

     7. Counterpart Execution. This Sixth Amendment to the Credit Agreement and First Amendment to the Pledge Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     8. GOVERNING LAW. THIS SIXTH AMENDMENT TO THE CREDIT AGREEMENT AND FIRST AMENDMENT TO THE PLEDGE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES THEREOF.

     9. References to Credit Agreement and Pledge Agreement. Except as herein specifically amended, the Credit Agreement and Pledge Agreement shall remain in full force and effect in accordance with their respective terms. Whenever reference is made in any note, document, letter or conversation, such reference shall, without more, be deemed to refer to the Credit Agreement or the Pledge Agreement, as the case may be, as both are amended hereby.


                                   CRIIMI MAE INC.


                                   By:  /s/ Jay R. Cohen
                                        ---------------------------
                                        Jay R. Cohen
                                        Executive Vice President
                                        & Treasurer


Accepted and agreed to as of
the date first written above:

SIGNET BANK/VIRGINIA, as Assignee


By:  /s/ Barry E. Cooper
     -------------------------------
     Barry E. Cooper, Vice President


SIGNET BANK/VIRGINIA, as Agent


By:  /s/ Barry E. Cooper
     -------------------------------
     Barry E. Cooper, Vice President